March 28, 2005



SpaceDev,  Inc.
13855  Stowe  Drive
Poway,  California  92064

     Re:     Registration  Statement  on  Form  S-8

Gentlemen:

     We have acted as legal counsel to SpaceDev, Inc. (the "Company") , in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 2,000,000 shares of the Company's common stock, $0.0001 par value (the "Common Stock"), issuable pursuant to the Company's 2004 Equity Incentive Plan (the "Plan").

     We have examined the Articles of Incorporation, as amended, and the Bylaws of the Company and all amendments thereto, the Plan, the Registration Statement and originals, or copies certified to our satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable under the Plans are duly authorized and, when issued in accordance with the Plans, will be validly issued, fully paid and nonassessable.

     Further, we consent to the filing of this opinion as an exhibit to the Registration Statement.

     Very  truly  yours,


     /s/  Law  Offices  of  Gretchen  Cowen,  APC

     LAW  OFFICES  OF  GRETCHEN  COWEN,  APC